NEWS RELEASE
TO BUSINESS EDITOR:

PEOPLES FINANCIAL SERVICES CORP.
NAMED TOP PERFORMER IN 2010

Hallstead Pa, June 23/ – Peoples Financial Services Corp. (OTCBB:PFIS) was recently distinguished as being named a top performing financial institution in 2010 by the US Banker magazine. Annually, US Banker magazine ranks the top 200 community banks in the country with respect to profitability. Peoples ranked 59th with respect to a three year average return on equity among the top 200 community banks named in the June 2011 issue. Return on average stockholders’ equity was 13.87% in 2010 and averaged 11.34% over the past three years.

“We are honored to be named among the top performing community banks in the nation as this distinction provides evidence to our shareholders of the value of their investment in Peoples Financial Services Corporation.”, stated Alan W. Dakey, President and Chief Executive Officer.
“We are committed to continuing to provide our shareholders with an exceptional return through earnings performance and dividend yield,” Dakey added. “I continue to be optimistic about PFIS’s opportunities in 2011. First quarter earnings increased by 18.5% over the prior year.  The bank continues to benefit from deposits and loan growth resulting from Marcellus Shale activity in its primary markets and is one of the only true local community banks serving these markets,” concluded Dakey.

Peoples Financial Services Corporation is the parent company of Peoples Neighborhood Bank, an independent community bank with eleven community offices. The community office locations are: Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York. In addition, customers can take advantage of PNBOnline SM Banking, on-line banking services, by accessing the Company's website at http://www.peoplesnatbank.com . Peoples Wealth Management is a member managed limited liability company for the purpose of providing investment advisory services to the general public. The Company's business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies.
Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company's Securities and Exchange Commission reports including the Annual Report on Form 10-K for the year ended December 31, 2010.

SOURCE Peoples Financial Services Corp.
/Contact:MEDIA/INVESTORS, Scott A. Seasock, 570.879.2175, of Peoples Financial Services Corp.
Co: Peoples Financial Services Corp.
St: Pennsylvania
In: Fin